Exhibit 3.2
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERENCE SHARES
OF
SIRIUSPOINT LTD.

        SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.), a Bermuda exempted company limited by shares (the “Company”), hereby certifies that, pursuant to duly authorized resolutions of the Board of Directors of the Company adopted on August 6, 2020, the creation of the Series A Preference Shares, with a par value of US$0.10 per share (the “Preference Shares”), was authorized and the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the Preference Shares, in addition to those set forth in the Memorandum of Association and Bye-Laws of the Company, were fixed as follows:
Section 1.Designation; Amount of Shares. The designation of this series of Preference Shares shall be “Series A Preference Shares”, and the number of shares constituting this series shall be 11,720,987. Each Preference Share shall be identical in all respects to every other Preference Share. Any Preference Shares cancelled by purchase or redemption, or otherwise acquired by the Company, will have the status of authorized but unissued Preference Shares and may be reissued as part of the same class or series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares and shall not be taken to have reduced the amount of the Company’s authorized share capital. The number of authorized Preference Shares may be reduced (but not, other than pursuant to Section 5 hereof, below the number of Preference Shares then issued and outstanding) by further resolutions duly adopted by (i) the Board of Directors and (ii) the holders of Preference Shares and Common Shares voting together as a single class. No such reduction shall affect the due authorization of any issued and outstanding Preference Shares.
Section 2.Definitions. As used herein with respect to the Preference Shares:
(a)“Accounting Principles Election” has the meaning assigned to such term in Section 11(b)(iii)(A).
(b)“Actual Liquidation” has the meaning assigned to such term in Section 4(a).
(c)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
(d)“Applicable Policies” means (i) Policies that were issued, bound, renewed, agreed or written by the Sirius Insurance Subsidiaries prior to April 1, 2020 or (ii) Policies that were issued, bound, renewed, agreed or written by the TPRE

Insurance Subsidiaries prior to April 1, 2020, as applicable, in each case, pursuant to the terms thereof in effect as of April 1, 2020.
(e)“Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
(f)“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by applicable law to be closed.
(g)“Bye-Laws” means the bye-laws of the Company, as they may be amended from time to time.
(h)“Capital Adequacy Regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to the Company from time to time on an individual or group basis pursuant to the laws of any applicable jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital, including compliance with Enhanced Capital Requirement pursuant to the Insurance Group Supervision Rules (or any equivalent terminology employed by the then applicable capital adequacy regulations).
(i)“Capital Disqualification Event” means that the Preference Shares do not qualify, as Tier 2 capital (or a substantially similar concept) for purposes of the Capital Adequacy Regulations of any Capital Regulator to which the Company is or will be subject, provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Board of Governors of the Federal Reserve System applicable to bank holding companies as of the initial issuance of the Preference Shares will not constitute a capital disqualification event.
(j)“Capital Regulator” means any Governmental Authority as may then have group-wide oversight of the Company’s regulatory capital.
(k)“Certificate of Designation” means this Certificate of Designation relating to the Preference Shares, as it may be amended from time to time.
(l)“CM Bermuda” means CM Bermuda Limited, a Bermuda exempted company, and its successors.
(m)“CMIG International” means CMIG International Holding Pte. Ltd., a Singapore holding company, and its successors.
(n)“Commission” means the U.S. Securities and Exchange Commission.

(o)“Common Shares” means the common shares, par value US$0.10 per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such common shares consisting solely of changes in par value, or as a result of a subdivision, combination, merger, amalgamation, consolidation or similar transaction in which the Company is a constituent company.
(p)“Company” has the meaning assigned to such term in the preamble.
(q)“Conversion Date” has the meaning assigned to such term in Section 6(a).
(r)“Conversion Ratio” has the meaning assigned to such term in Section 6(a).
(s)“Conversion Shares” means at any applicable time the Common Shares issuable upon conversion of the Preference Shares in accordance with the terms hereof.
(t)“COVID-19” means novel severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any illness caused by such coronavirus.
(u)“COVID-19 Effect” means the effect of laws, regulations, orders, directions, judicial decisions, decisions of arbitrators, or other measures enacted, issued or ordered by a Governmental Authority to control, address or otherwise manage the transmission of COVID-19.
(v)“COVID-19 Losses” means Losses that are (i) Reported COVID-19 Losses or (ii) Determined COVID-19 Losses identified pursuant to the procedures set forth in Section 5(b)(ii); provided, that any ex gratia payment made by a Sirius Insurance Subsidiary or a TPRE Insurance Subsidiary after the Issue Date under any Applicable Policy shall not be included in the calculation of COVID-19 Losses, other than ex gratia payments that are paid in good faith as a component of losses assumed under assumed reinsurance.
(w)“COVID-19 Loss Determination” has the meaning assigned to such term in Section 5(b)(ii).
(x)“Deadline Date” has the meaning assigned to such term in Section 5(b)(i).
(y)“Determined COVID-19 Losses” has the meaning assigned to such term in Section 5(b)(ii).
(z)“Dividends” has the meaning assigned to such term in Section 3.
(aa)“Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
(ab)“Excess Loss Amount” means the lesser of (i) the Sirius Net COVID Loss minus the TPRE Net COVID Loss and (ii) $100 million.

(ac)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(ad)“Extra-Contractual Obligations” means, with respect to the Applicable Policies, all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of such Applicable Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, relating to: (i) the marketing, underwriting, production, issuance, cancellation or administration of the Applicable Policies; (ii) the handling of claims or disputes in connection with the Applicable Policies; or (iii) the failure to pay or the delay in payment of benefits or claims, under or in connection with the Applicable Policies.
(ae)“Final Adjustment Determination Date” has the meaning assigned to such term in Section 5(b)(ix)(A).
(af)“Final Sirius Total Experience” has the meaning assigned to such term in Section 5(b)(viii).
(ag)“Final TPRE Total Experience” has the meaning assigned to such term in Section 5(b)(viii).
(ah)“Forfeited Preference Shares” has the meaning assigned to such term in Section 5(b)(ix)(D).
(ai)“Fundamental Transaction” has the meaning assigned to such term in Section 6(e)(iii).
(aj)“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
(ak)“IFRS” has the meaning assigned to such term in Section 11(b)(iii)(A).
(al)“Independent Actuarial Team” means an independent actuarial team from Milliman, Willis Towers Watson, Oliver Wyman or, if no such teams are available, another independent actuarial firm of international recognition with experience in the property and casualty insurance and reinsurance industry, the members of which team have not performed services for either of the Company or CMIG International or their respective Affiliates (including, in the case of the Company, the Sirius Insurance Subsidiaries) within one (1) year prior to its engagement.

(am)“Initiation Date” has the meaning assigned to such term in Section 5(b)(vi).
(an)“Investor Rights Agreement” means that certain Investor Rights Agreement dated February 26, 2021 among the Company and CM Bermuda.
(ao)“Issue Date” means February 26, 2021.
(ap)“Issued Common Shares” has the meaning assigned to such term in Section 5(b)(ix)(D).
(aq)“Last Reported Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
(ar)“Liquidation Notice” has the meaning assigned to such term in Section 4(b).
(as)“Losses” means, under any and all Applicable Policies, any loss, damage, occurrence, claim, settlement, interest, bond, fine, penalty, or other similar amount, including related allocated loss adjustment expenses and Extra-Contractual Obligations, as applicable, less all reinsurance recoverables and salvage or subrogation or other recoveries relating to such Applicable Policies.
(at)“Mandatory Conversion Event” has the meaning assigned to such term in Section 6(a).
(au)“Mandatory Conversion Notice” has the meaning assigned to such term in Section 6(b).
(av)“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Shares.
(aw)“Memorandum of Association” means the memorandum of association of the Company, as it may be amended from time to time.
(ax)“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
(ay)“Policy” means:
(i)in the case of the Sirius Insurance Subsidiaries, any cover note, treaty, slip, facultative certificate, binder, policy or contract of insurance or reinsurance, written, issued, bound, renewed or agreed by or on behalf of one or more of the Sirius Insurance Subsidiaries, any agreement of assumed reinsurance entered into by one or more of the Sirius Insurance Subsidiaries and all legally binding addenda, endorsements, alterations, amendments and ancillary agreements in connection therewith of whatever nature, in each case, that were issued, bound, renewed, agreed or written by Sirius Insurance Subsidiaries; and
(ii)in the case of the TPRE Insurance Subsidiaries, any cover note, treaty, slip, facultative certificate, binder, policy or contract of insurance or reinsurance, written, issued, bound, renewed or agreed by or on behalf of one or more of the TPRE Insurance Subsidiaries, any agreement of assumed reinsurance entered into by one or more of the TPRE Insurance Subsidiaries and all legally binding addenda, endorsements, alterations, amendments and ancillary agreements in connection therewith of whatever nature, in each case, that were issued, bound, renewed, agreed or written by the TPRE Insurance Subsidiaries.
(az)“Preference Shares” has the meaning assigned to such term in the preamble.
(ba)“Report” has the meaning assigned to such term in Section 5(c)(ii).
(bb)“Reported COVID-19 Losses” means Losses reasonably identified by an insured or cedant in a written claim notice as having as their most significant causation factor either (i) COVID-19 or (ii) any COVID-19 Effect.
(bc)“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the

Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
(bd)“Selected Actuarial Team” has the meaning assigned to such term in Section 5(b)(i).
(be)“Sirius Insurance Subsidiaries” means Alstead Reinsurance Ltd., Cedar Insurance Company, Empire Insurance Company, Lloyds Syndicate 1945, Oakwood Insurance Company, Sirius America Insurance Company, Sirius Bermuda Insurance Company Ltd. and Sirius International Insurance Corporation; and “Sirius Insurance Subsidiaries” shall be deemed to include any successor entities thereof or any Affiliate of any such entity that assumes (by operation of law, by contract, or otherwise) any of the Applicable Policies written or otherwise assumed by any of the foregoing.
(bf)“Sirius Total Experience” means, in respect of the Sirius Insurance Subsidiaries, the Total COVID-19 Losses.
(bg)“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
(bh)“Supporting Documentation” has the meaning assigned to such term in Section 5(b)(ii).
(bi)“Third Anniversary Date” means February 26, 2024.
(bj)“Third Year Calculation” has the meaning assigned to such term in Section 5(b)(iv).
(bk)“Total COVID-19 Losses” means, for the Sirius Insurance Subsidiaries or TPRE Insurance Subsidiaries, as applicable, the aggregate amount of COVID-19 Losses paid or for which reserves (including reserves for allocated loss adjustment expenses and reserves for losses incurred but not reported (IBNR)) have been or should be established (applying reserving methods, practices and principles consistent with those utilized as of April 1, 2020 by the Sirius Insurance Subsidiaries or TPRE Insurance Subsidiaries, as applicable, generally within their businesses in order to establish such components of reserves).
(bl)“TPRE Insurance Subsidiaries” means Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd.; and “TPRE Insurance Subsidiaries” shall be deemed to include any successor entities thereof or any Affiliate of any such entity that assumes (by operation of law, by contract, or otherwise) any of the Applicable Policies written or otherwise assumed by any of the foregoing
(bm)“TPRE Total Experience” means, in respect of the TPRE Insurance Subsidiaries, the Total COVID-19 Losses.
(bn)“Trading Day” means, except for determining the VWAP as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; provided, further, that for purposes of determining the VWAP only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
(bo)“UK GAAP” has the meaning assigned to such term in Section 11(b)(iii)(A).
(bp)“Valuation Period” has the meaning assigned to such term in Section 6(e)(ii).
(bq)“VWAP” means, for any Trading Day or Trading Day period, the “volume weighted average price” of the Common Shares for such day or period (as reported by Bloomberg L.P. or, if not reported therein, as reported by another authoritative source selected by the Company in its commercially reasonable discretion); provided, however, that in no circumstance shall such calculation take into account after-hours trading or other trading outside of regular trading sessions.

Section 3.Ranking; Dividends.
(a)Ranking. The Preference Shares will rank pari passu with the Common Shares with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Shares determined on an as-converted basis assuming all shares had been converted pursuant to Section 6 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Shares entitled to such Dividends are to be determined). Accordingly, the holders of record of Preference Shares will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the number of Common Shares with respect to the number of Common Shares into which the Preference Shares would be converted, and no Dividends will be payable on the Common Shares or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Shares unless a Dividend identical to that paid on the Common Shares is payable at the same time on the Preference Shares in an amount per share of Preference Shares equal to the product of (a) the per share Dividend declared and paid in respect of each Common Shares and (b) the number of Common Shares into which such Preference Share is then convertible. Dividends that are payable on Preference Shares will be payable to the holders of record of Preference Shares as they appear on the stock register of the Company on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Shares. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Shares, then the holders of Preference Shares will have no right to receive any Dividends.
(b)Deferral of Dividends. Dividends on the Preference Shares shall not be declared, paid or set aside for payment if the Company fails to comply, or if such act would cause the Company to fail to comply, with applicable laws, rules and regulations, including, but not limited to, the Capital Adequacy Regulations and no dividends shall be paid on Common Shares to the extent equivalent dividends on Preference Shares would not be permitted pursuant to this Section 3(b).
Section 4.Liquidation Rights.
(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the Company as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of the Company on all or substantially all assets of the Company, whether voluntary or involuntary (an “Actual Liquidation”), then the holders of the Preference Shares then outstanding shall be entitled to receive an amount equal to a pro rata portion (pro rata with the

Common Shares determined on a per share as-converted basis assuming all Preference Shares had been converted pursuant to Section 6), of any assets and funds of the Company available for distribution. Subject to applicable law, no holders of the Preference Shares then outstanding may exercise, claim or plead any right of set-off, counterclaim, or retention in respect of any amount arising under or in connection with the Preference Shares, whether prior to or in any liquidation, dissolution, or winding-up of the Company and each such holder shall, by virtue of being the holder of any Preference Shares, be deemed to have waived all such rights of such set-off, counterclaim or retention.
(b)Subordination. The Preference Shares shall be contractually subordinated in right of payment to all obligations of the Company’s subsidiaries including all existing and future policyholders’ obligations of such subsidiaries.
(c)Notice of Liquidation. In the event of an Actual Liquidation, the Company shall, within ten (10) days after the date the Board of Directors approves such Actual Liquidation, or no later than twenty (20) days after any shareholders’ meeting called to approve such Actual Liquidation, or within twenty (20) days after the commencement of any involuntary proceeding in respect of an Actual Liquidation, whichever is earlier, deliver to each holder of Preference Shares written notice of the proposed Actual Liquidation (a “Liquidation Notice”), which written notice shall describe the material terms and conditions of such Actual Liquidation, including a description of the equity securities, cash and property to be received by the holders of Preference Shares upon consummation of the proposed Actual Liquidation and the date of delivery thereof. If any material change in the facts set forth in the Liquidation Notice shall occur, the Company shall promptly deliver written notice of such material change to each holder of Preference Shares.
Section 5.Redemption; Adjustment of Outstanding Number of Preference Shares.
(a)General. The Preference Shares shall not be mandatorily redeemable. Notwithstanding a Capital Disqualification Event, the Preference Shares may not be redeemed by the Company prior to the conversion of the Forfeited Preference Shares into Common Shares in accordance with Section 6.
(b)Information Regarding COVID-19 Losses.
(i)In connection with CMIG International’s review of Sirius Total Experience and TPRE Total Experience, the Company shall cooperate with and provide to, and shall cause the Sirius Insurance Subsidiaries and the TPRE Insurance Subsidiaries to cooperate with and provide to, CMIG International, reasonable access to the books and records of the Company, the Sirius Insurance Subsidiaries and the TPRE Insurance Subsidiaries, including the personnel of the Company, the Sirius Insurance Subsidiaries and the TPRE Insurance Subsidiaries, along with such other information as CMIG International may reasonably request in connection therewith (including any Supporting Documentation and any material correspondence related to the collection thereof) and shall provide CMIG International with information or access provided to the Selected Actuarial Team on a concurrent basis. None of the Company or CMIG International shall, and they shall cause their respective controlled Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting with the Selected Actuarial Team in respect of the review of any Report unless it consults with the other in advance and gives the other party the opportunity to attend and participate in such meeting. All information provided to a Receiving Party pursuant to this Section 5(b)(iii) shall be maintained in confidence by the Receiving Parties, shall not be disclosed to any third party, and shall not be publicly disclosed.
(ii)Until the Final Adjustment Determination Date, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers, employees or any other Representatives to retain all books and records that are relevant in any material respect to the calculation of the Sirius Total Experience and the TPRE Total Experience in accordance with this Certificate of Designation including without limitation all written communications with the Selected Actuarial Team, all documentation used to prepare a Report, and all supporting Documentation and related correspondence used for purposes of establishing reserves with respect to COVID-19 Losses.
(c)Interim Expert Review of COVID-19 Losses.
(i)In each consecutive twelve (12) month period from the date this Certificate of Designation was adopted by the Board of Directors of the Company, CMIG International shall have the right (which for the avoidance of doubt may only be exercised once during the applicable twelve (12) month period) to request an independent expert review of the Company’s determination of Sirius Total Experience and TPRE Total Experience in accordance with the terms of this Certificate of Designation. Within thirty (30) days of such request, the Company and CMIG International shall jointly engage an Independent Actuarial Team mutually acceptable to them (the “Selected Actuarial Team”) which team shall be re-engaged pursuant to this Section 5(c)(i) in the event CMIG International exercises it right to request an independent expert review pursuant to this Section 5(c) to monitor the Company’s determination of Sirius Total Experience and TPRE Total Experience (provided, that if the Company and CMIG International cannot agree upon an Independent Actuarial Team within thirty (30) days following the Issue Date, then upon application of the Company or CMIG International, the American Arbitration Association shall nominate an Independent Actuarial Team and within the ten (10) Business Days following such nomination the Company and CMIG International shall jointly engage such Person as the Selected Actuarial Team). The reasonable fees and expenses of the Selected Actuarial Team shall be borne equally between the Company and CMIG International. The Company and CMIG International shall enter into a customary engagement letter with the Selected Actuarial Team.
(ii)By no later than sixty (60) days following the date on which the Selected Actuarial Team was engaged by the Company and CMIG International, the Company shall deliver to CMIG International and the Selected Actuarial Team a report prepared using a level of professionalism and diligence consistent with the Company’s reporting obligations under applicable securities laws and certified by a senior officer of the Company with appropriate knowledge that sets forth in reasonably specific detail, including supporting calculations and all Supporting Documentation (as defined below), the Company’s good faith estimate of the Sirius Total Experience and the TPRE Total Experience as of the end of the period requested by CMIG International (the “Report”). The Report shall include within the Sirius Total Experience and TPRE Total Experience Losses which are not Reported COVID-19 Losses, but only to the extent that either (A) the Company has obtained from the cedant or insured under the Applicable Policy written evidence that supports a reasonable determination that the most significant causation factor in such Losses is COVID-19 or any COVID-19 Effect (“Supporting Documentation”) or (B) if the Company has made a written request to the cedant or insured for Supporting Documentation and no such Supporting Documentation has been provided by the relevant cedant or insured, then the Company shall have made a reasonable determination, based on all evidence available at the time (and not inferred from the absence of evidence to the contrary) that such Losses are COVID-19 Losses (any such Losses, in clause (A) or (B), “Determined COVID-19 Losses”).
(iii)To the extent that CMIG International disagrees with any identification or estimate of Reported COVID-19 Losses or Determined COVID-19 Losses in the Report, it shall provide written notice to the Company by no later than (10) Business Days following the delivery of the Report. In the ten (10) Business Days following delivery of such notification, the Company and CMIG International shall use their respective reasonable best efforts to resolve such disagreement. If the Company and CMIG International are unable to resolve such disagreement by no later than forty-five (45) days following the end of such ten (10) Business Day period, then any such unresolved matters shall be submitted to the Selected Actuarial Firm for their non-binding review and assessment. For purposes of undertaking is non-binding review and assessment hereunder, the Selected Actuarial Team shall have the same inspection and other rights of the Company as set forth in Section 5(b)(i) hereto.
(d)Final Review and Determination of COVID-19 Losses.
(i)No later than thirty (30) calendar days following the Third Anniversary Date (the “Initiation Date”), the Company shall prepare and deliver to CMIG International a final calculation of Sirius Total Experience and TPRE Total Experience in reasonably specific detail, including supporting calculations and all Supporting Documentation (the “Third Year Calculation”). The determination of COVID-19 Losses in the Third Year Calculation shall be fully consistent with all prior COVID-19 Loss Determinations.
(ii)To the extent that CMIG International disagrees with any identification or estimate of Reported COVID-19 Losses or Determined COVID-19 Losses in the Third Year Calculation, it shall provide written notice to the Company by no later than forty-five (45) Business Days following the delivery of the Third Year Calculation. In the ten (10) Business Days following delivery of such notification, the Company and CMIG International shall use their respective reasonable best efforts to resolve such disagreement. If the Company and CMIG

International are unable to resolve such disagreement by no later than fifteen (15) days following the end of such ten (10) Business Day period, CMIG International and the Company shall jointly engage the an Independent Actuarial Team Mutually acceptable to them (the “Final Actuarial Team¨) which Final Actuarial Team shall be the same Selected Actuarial Team (if any) that was retained pursuant to Section 5(b)(ii); (provided, that if the Company and CMIG International cannot agree upon an Independent Actuarial Team within ten (10) Business days where no Select Actuarial Team was previously retained, then upon application of the Company or CMIG International, the American Arbitration Association shall nominate an Independent Actuarial Team and within and within ten (1) Business Days following such nomination the Company and CMIG International shall jointly engage such Person as the Final Actuarial Team) and shall each submit to the Selected Actuarial Team (and simultaneously therewith a copy to the other) their respective identifications and estimates of Reported COVID-19 Losses and Determined COVID-19 Losses together with supporting calculations and documentation (which submission in the case of the Company shall be consistent with the Third Year Calculation except in the case of any item in respect of which CMIG International agrees). The Selected Actuarial Firm shall then be instructed to make a final determination by no later than thirty (30) days following the date on which the last submission was delivered of the calculation and identification of each Reported COVID-19 Losses or Determined COVID-19 Loss in respect of which CMIG International and the Company disagree (a “COVID-19 Loss Determination”) in each case in accordance with the terms of this Certificate of Designation and that such determination shall be made by the Selected Actuarial Team in its capacity as an expert and not as an actuary or accountant. Any COVID-19 Loss Determination shall be set forth in writing and be conclusive and binding upon all the parties for all purposes hereunder. For purposes of making its final determination hereunder, the Selected Actuarial Team shall have the same inspection and other rights of the Company as set forth in Section 5(b)(i) hereto and shall, if applicable, be entitled to reference the conclusions of any non-binding review provided for in Section 5(c)(ii).
(iii)The Company’s calculation of Sirius Total Experience and TPRE Total Experience, as modified by any determination of the Final Actuarial Team, shall be the “Final Sirius Total Experience” and “Final TPRE Total Experience”, as applicable.
(iv)Forfeiture of Preference Shares; Issuance of Common Shares.
(1)The adjustments and settlements set forth in this Section 5(b)(ix)(A) shall be made no later than five (5) Business Days following the calculation of the Final Sirius Total Experience and the Final TPRE Total Experience (the date such adjustments and settlements are made, the “Final Adjustment Determination Date”).
(2)If the Final Sirius Total Experience is greater than $150 million, then an amount equal to (i) the Final Sirius Total Experience minus (ii) $150 million shall be the “Sirius Net COVID Loss”. If the Final Sirius Total Experience is less than $150 million, then the “Sirius Net COVID Loss” shall be equal to $0.
(3)If the Final TPRE Total Experience is greater than $51.1 million, then an amount equal to (i) the Final TPRE Total Experience minus (ii) $51.1 million shall be the “TPRE Net COVID Loss”. If the Final TPRE Total Experience is less than $51.1 million, then the “TPRE Net COVID Loss” shall be equal to $0.
(4)If the Sirius Net COVID Loss is greater than the TPRE Net COVID Loss, then a number of Preference Shares equal to (x) the Excess Loss Amount divided by (y) the VWAP measured over the thirty (30) Trading Day period prior to the Final Adjustment Determination Date divided by (z) the Conversion Ratio as of the Final Adjustment Determination Date (the “Forfeited Preference Shares”) will be promptly (and in any event no later than two (2) Business Days after the Final Adjustment Determination Date) surrendered by the record holders of Preference Shares, on a pro rata basis, and the Board of Directors will accept such surrender on the basis that such Forfeited Preference Shares are capable of forfeiture in accordance with the Bye-Laws. The number of Forfeited Preference Shares surrendered by each record holder of Preference Shares as of the Settlement Date shall be calculated on a pro rata basis based upon (1) the total number of Preference Shares held by such holder and (2) the total outstanding number of Preference Shares; provided that in no case shall any such holder be required to surrender, or have any liability to the Company, in excess of the number of Preference Shares actually held by such holder. The surrender of the Preference Shares will be automatic without any action on the part of the Company, the Board of Directors or the holders of Preference Shares and the share register of the Company will be updated accordingly.
(5)If the TPRE Net COVID Loss is greater than the Sirius Net COVID Loss, then a number of Common Shares equal to (x) the dollar amount of such excess divided by (y) the VWAP measured over the thirty (30) Trading Day period prior to Final Adjustment Determination Date (the “Issued Common Shares”) will be promptly (and in any event no later than two (2) Business Days after the Final Adjustment Determination Date) issued to holders of Preference Shares. The actual number of Issued Common Shares issued to each record holder of Preference Shares as of the Settlement Date shall be calculated on a pro rata basis based upon (1) the total number of Preference Shares held by such holder and (2) the total outstanding number of Preference Shares.
Section 6.Conversion.
(a)Mandatory Conversion. On the Business Day immediately following the Final Adjustment Determination Date and, if applicable, the forfeiture of Forfeited Preference Shares pursuant to Section 5(b)(ix)(D) by the record holders thereof (such Business Day, the “Conversion Date”), each outstanding Preference Share shall automatically convert into one (1) Common Share, subject to adjustment as provided in Section 6(e) below (the “Conversion Ratio”), without any further action on the part of any holder (a “Mandatory Conversion Event”).
(b)Procedures for Mandatory Conversion. Promptly, and in any event within three (3) Business Days after the Final Adjustment Determination Date, the Company shall send each holder of Preference Shares written notice of such event (the “Mandatory Conversion Notice”) providing instructions for the surrender to the Company of certificates for Preference Shares and the issuance of Common

Shares into which the Preference Shares have been converted pursuant to Section 6(a).
(c)Rights Subsequent to Conversion. All Preference Shares converted to Common Shares as provided in this Section 6, regardless of whether certificate(s) and accompanying materials have been surrendered pursuant to Section 6(b), shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Preference Shares shall immediately cease and terminate as of such time, other than (i) the right of the holder to receive Common Shares and payment in lieu of any fraction of a Common Share in exchange therefor and (ii) the rights attaching to the Common Shares upon conversion of the Preference Shares.
(d)No Charge or Payment. The issuance of certificates for Common Shares upon conversion of Preference Shares pursuant to this Section 6 shall be made without payment of additional consideration by, or other charge to, the holder thereof.
(e)Adjustment to Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Ratio and the number of Conversion Shares issuable upon the conversion of the Preference Shares shall be subject to adjustment from time to time as provided in this Section 6(e).
(i)If the Company shall, at any time or from time to time after the Issue Date, subdivide (by any share split, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, then the Conversion Ratio shall be adjusted such that the number of Conversion Shares issuable upon conversion of the Preference Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares, then the Conversion Ratio shall be adjusted such that the number of Conversion Shares issuable upon conversion of the Preference Shares shall be proportionately decreased. Any adjustment under this Section 6(e) shall be calculated in good faith based on the formula below by the Company and become effective at the close of business on the date the applicable event becomes effective.

CR1 = CR0 ×	OS1 OS0
where,
CR0    =    the Conversion Ratio in effect immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1    =    the Conversion Ratio in effect immediately after the open of business on such Effective Date;
OS0    =    the number of the Common Shares outstanding immediately prior to the open of business on such Effective Date (before giving effect to any such share split or share combination); and
OS1    =    the number of the Common Shares outstanding immediately after giving effect to such share split or share combination.
If any share split or share combination of the type described in this Section 6(e) is declared or announced, but not so made, then the Conversion Ratio will be readjusted, effective as of the date the Board of Directors determines not to effect such share split or share combination, to the Conversion Ratio that would then be in effect had such share split or share combination not been declared or announced.
(ii)If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period (the “Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Ratio shall be adjusted such the number of Conversion Shares issuable upon conversion of each Preference Share shall be increased based on the following formula.

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1
where:

CR0	=	the Conversion Ratio in effect immediately prior to the close of business on the last Trading Day of the Valuation Period;

CR1	=	the Conversion Ratio in effect immediately after the close of business on the last Trading Day of the Valuation Period;

AC	=
the aggregate value of all cash and any other consideration (as determined by the Board of Directors in good faith and in a commercially reasonably manner) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices over the Valuation Period.
The adjustment to the Conversion Ratio under this Section 6(e)(ii) shall occur as of the close of business on the last day of the Valuation Period; provided that if the Conversion Date occurs during the Valuation Period, for the purposes of determining the Conversion Ratio, a reference to “10” in this Section 6(e)(ii) shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the Valuation Period to, and including, the Conversion Date. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Shares in such tender or exchange offer are rescinded, the Conversion Ratio will be readjusted to the Conversion Ratio that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.
(iii)In the event of any of the following events (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company or any of its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Shares representing more than 50% of the voting power of the Common Shares or the Company otherwise becomes aware of such ownership; (B) the consummation of any share exchange, merger, consolidation or similar business combination transaction of the Company with or into another

Person or (C) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of the Company (each, a “Fundamental Transaction”), in each case, as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each Preference Share shall be changed into a right to convert such Preference Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Ratio immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event (such shares of stock, other securities or other property or assets, the “Alternate Consideration” with each “unit of Alternate Consideration” meaning the kind and amount of stock, other securities or other property or assets that a holder of one share of Common Stock is entitled to receive) upon such Merger Event; provided that if the holders of the Common Shares have a right of election as to the kind or amount of consideration receivable upon consummation of such Merger Event, then the unit of Alternate Consideration shall be deemed to be the weighted average of the kind and amount stock, other securities, other property or assets received in such Merger Event per Common Share by the holders of the Common Shares that affirmatively make such election. Upon the occurrence of any such Fundamental Transaction, the successor entity, if other than the Company, shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to such successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such successor entity had been named as the Company herein. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions modified to be consistent with the foregoing provisions and issue to the holders of the Preference Shares new preference shares consistent with the foregoing provisions and evidencing such holders’ right to convert such preference shares into the Alternate Consideration. The provisions of this Section 6(e)(iii) shall similarly apply to successive Fundamental Transactions.
(iv)Notwithstanding anything to the contrary in this Certificate of Designation, whenever any provision of this Certificate of Designation requires the Company to calculate the Last Reported Sale Prices or the VWAP over a span of multiple days, the Company shall make appropriate adjustments in good faith and in a commercially reasonable manner to each to account for any event requiring an adjustment pursuant to this Section 6(e) that occurs at any time during the period when Company is required to calculate the Last Reported Sale Prices or the VWAP over a span of multiple days.
(f)Notice of Adjustment. As promptly as reasonably practicable following any adjustment of the Conversion Ratio permitted hereunder, but in no event later than five (5) Business Days thereafter, the Company shall furnish to each holder of record of Preference Shares at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying to the accuracy of the calculation thereof.
(g)All Common Shares delivered upon conversion of the Preference Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.
(h)Other Notices. In the event: (i) that the Company shall take a record of the holders of its Common Shares (or other shares or securities at the time issuable upon conversion of the Preference Shares) for the purpose of entitling or enabling them to receive any Dividend or other distribution upon the Common Shares payable in Common Shares or any other equity or equity equivalent securities of the Company, to vote at a meeting (or by written consent) or to receive any right to subscribe for or purchase any shares of any class or any other securities or (ii) of any Fundamental Transaction, the Company shall send or cause to be sent to each holder of record of Preference Shares in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such Dividend, distribution, meeting or consent or other right or action, and a description of such Dividend, distribution or right or action to be taken at such meeting or by written consent or (B) the effective date on which such Fundamental Transaction is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Shares (or such other capital stock or securities at the time issuable upon conversion of the Preference Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such Fundamental Transaction, and the amount per share and character of such exchange applicable to the Preference Shares and the Conversion Shares.

Section 7.Voting Rights. Subject to any applicable voting cutback provisions in respect of the Preference Shares, each Preference Share shall have voting power equal to the number of Common Shares into which it is then convertible pursuant to Section 6 as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided herein or required by law, the Preference Shares and Common Shares shall vote together as a single class with respect to any and all matters presented to the shareholders of the Company for their action or consideration (whether at a meeting of shareholders of the Company, by written resolutions of shareholders of the Company in lieu of a meeting, or otherwise).
Section 8.Amendments or Modifications; Waiver.
(a)Except as provided in Section 8(b), the Company shall not (including by means of merger, consolidation, amalgamation or otherwise), without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Preference Shares voting separately as a single class with one vote per Preference Share, amend, alter or repeal this Certificate of Designation or the Memorandum of Association or Bye-Laws in a manner that would have the effect of amending, altering or repealing any provision of this Certificate of Designation or that would adversely affect the rights, preferences and powers of the holders of the Preference Shares; provided that no such amendment, alteration or appear shall, without the consent of the holder of each outstanding Preference Share affected by such amendment, alteration or repeal: (i) reduce the Conversion Ratio then in effect, (ii) increase or decrease the authorized number of Preference Shares; (iii) change the percentage of the Preference Shares whose holders must approve any amendment, alteration or repeal; or (iv) impair the right to institute suit for the enforcement of this Certificate of Designation.
(b)To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Preference Shares for any of the following purposes:
(i)to evidence the succession of another person to the Company’s obligations hereunder in a Fundamental Transaction;
(ii)to add to the covenants for the benefit of the holders of the Preference Shares or to surrender any of the Company’s rights or powers under the Preference Shares; or
(iii)to cure any ambiguity to correct or supplement any provisions that may be inconsistent; provided, that such action shall not adversely affect the interest of the holders of the Preference Shares.

Section 9.Reservation of Shares; Status of Shares; Fractional Shares.
(a)Reservation of Shares. The Company shall at all times when any Preference Shares are outstanding (i) reserve and keep available out of its authorized but unissued shares, solely for the purpose of (A) issuance upon the conversion of the Preference Shares, such number of Common Shares that may be issuable from time to time upon the conversion of all outstanding Preference Shares pursuant to Section 6 and (B) issuance of Common Shares contemplated by Section 5(b)(iii)(E) and (ii) authorize for issuance and take all actions necessary to cause the issuance of any such Common Shares issuable pursuant to Section 5(B)(iii) E) Section 6. The Company shall take all such actions (including but not limited to receiving any permissions or declarations of no objection from the Bermuda Monetary Authority) as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(b)Status of Shares. All Preference Shares issued hereunder, and any Conversion Shares issuable, by the Company shall be duly and validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than those arising under state or federal securities laws). No security or collateral is, or will be, given to secure the payment obligations under the Preference Shares and any security or collateral that may have been or may in the future be given in connection with other indebtedness of the Company shall not secure the payment obligations under the Preference Shares.
(c)Fractional Shares. No fractional Common Shares will be issued hereunder. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay the holder an amount of cash equal to the product of such fraction multiplied by the Last Reported Sale Price on the Trading Day immediately prior to the Mandatory Conversion Event.
Section 10.Preemptive and Other Rights.
(a)Holders of the Preference Shares shall not have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
(b)In addition to the rights granted to the Preference Shares and the holders thereof pursuant to this Certificate of Designation, the Preference Shares shall be entitled to the benefits of any rights attaching to the Common Shares generally, including, without limitation, the right to participate in any rights offerings.

Section 11.Miscellaneous.
(a)Limitations on Transfer and Ownership. The Preference Shares shall not be transferrable and attempted transfer of Preference Shares shall be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company; provided that (i) CM Bermuda may transfer Preference Shares to its Affiliates (and such Affiliates may transfer Preference Shares to other Affiliates of CM Bermuda) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) the Preference Shares may also be assigned, transferred or pledged as security to any lender of CMIG International, CM Bermuda or any of their respective Affiliates.
(b)Information Rights; Recordkeeping.
(i)Within ten (10) days following the filing by the Company of any Form 10-K with the Commission, the Company shall deliver to each holder of Preference Shares its then-current calculation of the Conversion Ratio.
(ii)At the request of any holder of Preference Shares (which each holder may make up to two times per calendar year), the Company shall, within five (5) days of receipt of any such request, provide such holder with the calculation most recently delivered pursuant to Section 11(b)(i).
(iii)In the event the Common Shares are delisted from a securities exchange on which the Common Shares were then listed and the Company has not listed or applied to list the Common Shares on any other securities exchange and is not otherwise voluntarily making filings with the Commission that would otherwise be required by Section 13(a) or 15(d) under the Exchange Act as if it were subject thereto, and for so long as the Common Shares are not then listed on a securities exchange, then the Company shall provide to each holder of Preference Shares:
(1)Within 60 days (or, with respect to the first three fiscal quarters after which the Company has elected (an “Accounting Principles Election”) to prepare and deliver financial statements in conformity with International Financial Reporting Standards (“IFRS”) or generally accepted accounting principles in the United Kingdom (“UK GAAP”), within 75 days) after the end of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the Company in accordance with generally accepted accounting principles in the United States (or, following an Accounting Principles Election, IFRS or UK GAAP);

(2)Within 120 days (or, with respect to the first fiscal year with respect to which an Accounting Principles Election is made, within 150 days) after the end of each fiscal year, an audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared by the Company in accordance with generally accepted accounting principles in the United States (or, following an Accounting Principles Election, IFRS or UK GAAP); such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit; and
(3)If a holder of Preference Shares requests in writing information about the Company or its Subsidiaries in order to comply with disclosure requirements under laws and regulations applicable to such holder, the Company shall use its commercially reasonable efforts to provide such additional information to such holder as soon as practicable after such written request has been received.
(iv)The Company shall maintain records relating to the Policies in accordance with industry standards of insurance recordkeeping and in a manner that allows for the calculation of the Sirius Total Experience and the TPRE Total Experience (and the components thereof) as required to effect the intent of this Certificate of Designation, including after any merger or reorganization of the Sirius Insurance Subsidiaries or the TPRE Insurance Subsidiaries.
(c)Other Rights. The Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in this Certificate of Designation, the Memorandum of Association, the Bye-laws, the Investor Rights Agreement or applicable law.
(d)Reinsurance. Any reinsurance coverage in place as of February 26, 2021 in respect of Applicable Policies of the Sirius Insurance Subsidiaries or the TPRE Insurance Subsidiaries shall be deemed to be in full force and effect and collectable in full and any lapse, termination or commutation of, or inability to collect under, such reinsurance coverage shall be disregarded (and, for the avoidance of doubt, such reinsurance shall be deemed fully collected) for purposes of calculating COVID-19 Losses hereunder, regardless of (among other things): (i) the insolvency of the reinsurer, (ii) the commutation or settlement of any ceded claim for less than the full amount thereof, (iii) the failure of any Sirius Insurance Subsidiary or TPRE Insurance Subsidiary to cede a claim for which reinsurance coverage was reasonably available or (iv) the failure of the reinsurer to make a payment in respect of such reinsurance coverage for any reason (including a good faith dispute on the part of such reinsurer or judgement that all or any part of such reinsurance is not due to any Sirius Insurance Subsidiary).
(e)Anti-Avoidance. The Company shall not, without the prior written consent of Holders of a majority of the Preference Shares, take any voluntary action, by amendment to this Certificate of Designation or Bye-Laws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, that would prohibit the Company from performing or that would conflict with the performance of any of the terms to be observed or performed hereunder by the Company, including with respect to Section 4, Section 5 and Section 6.
(f)Record Holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any Preference Shares as the true beneficial owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.
(g)Calculation in Respect of Preference Shares. The Company will be responsible for making all calculations called for in respect of the Preference Shares, including, but not limited to, the determination of the Conversion Ratio. Any calculations made in good faith and without mathematical or manifest error will be final and binding on holders of the Preference Shares. At the request of any holder of Preference Shares, the Company shall provide the basis of any such calculation prepared in respect of the Preference Shares.
(h)Other Adjustments. The Company may, but shall not be required to, make such increases in the number of Conversion Shares, in addition to those required hereunder, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of Preference Shares or Common Shares resulting from any Dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
(i)Severability. In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.
(j)Dispute Resolution. NOTWITHSTANDING THE PLACE WHERE THIS CERTIFICATE OF DESIGNATION MAY BE EXECUTED OR DELIVERED, THE COMPANY AND EACH HOLDER OF PREFERENCE SHARES EXPRESSLY AGREE THAT THIS CERTIFICATE OF DESIGNATION AND THE PREFERENCE SHARES SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED

INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Certificate of Designation, the Preference Shares or the transactions contemplated hereby shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and the Company and each holder hereby submit to and accept the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, the Company and each holder waive personal service of any summons, complaint or other process and agree that service thereof may be made by certified or registered mail directed to it pursuant to Section 11(l). To the fullest extent permitted by law, the Company and each holder hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waive any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH HOLDER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS CERTIFICATE OF DESIGNATION, THE PREFERENCE SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(k)Specific Performance. The parties agree that irreparable damage will occur and that the parties will not have an adequate remedy at law in the event that any of the provisions of this Certificate of Designation is not performed in accordance with its specific term or is otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction or permanent injunction, to prevent any breach or threatened breach of any payment obligation pursuant to this Certificate of Designation or to enforce specifically the terms and provisions of any payment obligation arising under this Certificate of Designation, this being in addition and without prejudice to any other remedy to which they are entitled at law or in equity. Each party in advance agrees to waive any requirement for the securing of such remedy, including but not limited to the posting of a bond.
(l)Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by reputable overnight courier service), e-mail (followed by reputable overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the other parties as follows:

(i)if to a holder of Preference Shares, to the address of such holder set forth in the Register of Members of the Company.
(ii)if to the Company, to:
c/o SiriusPoint Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:    David W. Junius
E-mail:        David.Junius@thirdpointre.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11(l).
(m)Legend. Certificates representing the Preference Shares and the Conversion Shares shall initially contain the following legends: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO AND HAVE NOT RECEIVED APPROVAL FROM EITHER THE BERMUDA MONETARY AUTHORITY OR THE REGISTRAR OF COMPANIES IN BERMUDA AND NO STATEMENT TO THE CONTRARY, EXPLICIT OR IMPLICIT IS AUTHORISED TO BE MADE IN THIS REGARD. THE SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT 2003 OF BERMUDA AND THE EXCHANGE CONTROL ACT 1972 OF BERMUDA AND REGULATIONS THEREUNDER. IN ADDITION TO THE FOREGOING, NON-BERMUDIAN PERSONS MAY NOT CARRY ON OR ENGAGE IN ANY TRADE OR BUSINESS IN BERMUDA UNLESS SUCH PERSONS ARE AUTHORIZED TO DO SO UNDER APPLICABLE BERMUDA LEGISLATION. ENGAGING IN THE ACTIVITY OF

DISTRIBUTING OR MARKETING THIS DOCUMENT IN BERMUDA TO PERSONS IN BERMUDA MAY BE DEEMED TO BE CARRYING ON BUSINESS IN BERMUDA.
THESE SECURITIES ARE SUBJECT TO FORFEITURE UPON THE OCCURRENCE OF CERTAIN EVENTS AS SPECIFIED IN THE CERTIFICATE OF DESIGNATIONS”
(n)Certification. The Preference Shares and the Conversion Shares may be issued in certificated form or in book-entry form. To the extent that any Preference Shares or Conversion Shares are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares, and references herein to any delivery of such certificates shall be disregarded.
* * *

        IN WITNESS WHEREOF, SiriusPoint Ltd., a Bermuda exempted company, has caused this Certificate of Designation to be signed by David W. Junius its Chief Financial Officer, and attested by Suzanne Wylie, its Assistant Secretary, this 26th day of February, 2021.
/s/ David W. Junius
By: David W. Junius

Attested:
/s/ Suzanne Wylie
By: Suzanne Wylie